Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) dated as of March 15, 2010 between FOSTER WHEELER INC. (the “Company”), and RAYMOND J. MILCHOVICH (the “Consultant”).

WHEREAS, Foster Wheeler Ltd. and the Consultant entered into an employment agreement dated as of August 11, 2006, as amended as of January 30, 2007, February 27, 2007 and May 6, 2008 (the “2006 Employment Agreement”) and subsequently amended and restated effective as of November 4, 2008 (the “2008 Employment Agreement”);

WHEREAS, the Company assumed the 2008 Employment Agreement from Foster Wheeler Ltd. on January 23, 2009;

WHEREAS, Foster Wheeler AG (“FWAG”) is relocating its primary office from Clinton, New Jersey to Switzerland and the Company acknowledges that such relocation constitutes a material breach of Section 1.4 of the 2008 Employment Agreement in that the Consultant would be required to perform duties primarily in Switzerland, rather than at the Company’s offices in Clinton, New Jersey;

WHEREAS, the Company further acknowledges that the Company’s material breach of the 2008 Employment Agreement would constitute a material negative change in the employment relationship such that the Consultant may terminate employment for good reason pursuant to Section 4.5 (Without Cause; For Good Reason) of the 2008 Employment Agreement;

WHEREAS, in exchange for the valuable consideration provided by this Agreement, the Consultant has agreed to forego exercising his right to terminate employment for good reason and instead retire as the Chief Executive Officer of FWAG pursuant to Section 4.7 (Without Good Reason) of the 2008 Employment Agreement, effective as of May 31, 2010; provided, however, that the parties hereto agree that, upon the execution of this Agreement, the Consultant shall not be entitled to receive the lump sum cash payment described in Section 4.7 of the 2008 Employment Agreement;

WHEREAS, the Company desires to retain the Consultant for a period of time after retirement to provide business consulting services to the Company, including assistance with transitioning his role and responsibilities to a new chief executive officer of FWAG; and

WHEREAS, the Consultant desires to provide such services to the Company, its affiliates and its representatives on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree as follows:

1.	Consulting Services.

1.1           Services.  For the Term (as defined in Section 2.1) of this Agreement, Consultant shall provide the Company with the services described on Annex 1 (the “Consulting Services”).  The Consultant shall report to the Chief Executive Officer (the “CEO”) of FWAG.  In addition, the Company agrees to use its best efforts to cause the Consultant to serve as the non-executive Chairman of the Board of Directors of FWAG throughout the Term.

1.2           Obligations; Exclusivity.  The Consultant shall act at all times in the best interests of the Company and shall do no act which would injure, directly or indirectly, the Company’s business, interests or reputation.  The Consultant will not provide any services to, or accept employment from, another person while providing the Consulting Services in accordance with this Agreement; provided, however, that the Consultant may, subject to approval by the Board of Directors of FWAG (the “Board”), serve on the board of directors of not more than two (2) for-profit businesses at any time during the Term that do not compete with the Company and may participate in civic, charitable and industry organizations to the extent that such participation does not materially interfere with the performance of Consulting Services hereunder.

1.3           Location.  The Consulting Services to be performed primarily in New Jersey or Florida, subject to reasonable travel requirements consistent with the nature of the Consulting Services provided.

2.	Term of Consulting Services.

2.1           Term.  The Consulting Services provided by the Consultant under this Agreement (the “Term”) shall begin on June 1, 2010 (the “Effective Date”), and shall end on the earlier of (i) November 3, 2011 and (ii) such earlier date on which the Term is terminated pursuant to Section 4.

3.	Consulting Payments; Allowances.

3.1           Consulting Fee.  In payment of Consulting Services to be rendered pursuant to this Agreement, the Company agrees to pay to the Consultant during the Term $104,466.67 per month as a consulting fee (the “Consulting Fee”), payable monthly in arrears.  On each anniversary of the Effective Date or such other appropriate date as may be agreed to by the parties during the Term, the Company shall review the Consulting Fee and determine if, and by how much, the Consulting Fee should be increased.  Once the Consulting Fee has been increased hereunder, it shall not be decreased.

3.2          Incentive Fee.

(i)           In addition to the amounts to be paid to the Consultant pursuant to Section 3.1, if FWAG achieves 100% or more of FWAG’s target objectives for a fiscal year of FWAG, such target objectives to be approved by the Compensation Committee of the Board (the “Compensation Committee”) the Consultant shall receive a target incentive fee (an “Incentive Fee”) equal to the product of (i) the Consultant’s monthly Consulting Fee at the rate in effect at the beginning of such fiscal year, multiplied by twelve and (ii) 130%.  Should FWAG achieve objectives in a fiscal year that are determined by the Compensation Committee to be significantly beyond expectations for FWAG’s performance for such year, the 130% target amount may be increased up to a maximum multiplier of two (2) times that amount.  As approved by the Compensation Committee, a formula will be established to provide for recognition of threshold objectives below the target and for pro rata awards between the threshold award opportunity and the maximum award opportunity.  Notwithstanding the foregoing, for all years in which this Agreement is in effect, the multiplier applied to the Consultant’s target percentage shall not be less than the average multiplier applied for the three (3) most highly compensated named executive officers of FWAG for that period.

(ii)          Any Incentive Fee earned hereunder shall be payable not later than two and one-half months following the end of the fiscal year to which it relates.

(iii)         Except in the event of a termination of this Agreement pursuant to Section 4.4, in the event that this Agreement shall terminate other than on a date which is the last day of a fiscal year of the Company, the Consultant’s Incentive Fee with respect to the fiscal year in which the Agreement terminates shall be prorated at target for the actual number of days the Consultant rendered services to the Company during such fiscal year, and such Incentive Fee, if any, shall be payable on the date that the Company pays bonuses generally, whether or not the Consultant continues to provide Consulting Services on such date, provided, however, that payment shall be made not later than two and one-half months following the end of the fiscal year to which it relates.

(iv)         For the avoidance of doubt, with respect to the 2010 fiscal year, the Consultant shall be entitled to receive an Incentive Fee based upon the provision of services for the full fiscal year in recognition of the Consultant’s services both as an employee and independent contractor throughout such year.  The Consultant shall be entitled to no Incentive Fee in respect of the fiscal year of the Company in which this Agreement terminates if such termination is pursuant to Section 4.4.

3.3          Long-Term Incentive.  The parties acknowledge and agree that the Consultant shall be eligible to participate in FWAG’s Omnibus Incentive Plan.  Long-term incentive awards granted prior to the Effective Date shall remain intact as if the Consultant had remained in employment during the Term.

3.4          Business Expenses.  The Company shall pay or reimburse the Consultant for all reasonable expenses actually incurred or paid by the Consultant during the Term in the performance of Consulting Services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures for consultants as in effect from time to time.

3.5          Allowances; Consultant Cooperation.

(i)           During the Term, to the extent permitted by Company benefit plans, policies and/or programs, the Consultant shall be entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and perquisites of the Company as from time to time in effect and made available to senior executives of the Company generally; provided, however, that the Consultant shall not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by the Company or in any Company split-dollar management life insurance program.  To the extent that the Company’s benefit plans do not permit the Consultant’s participation, the Company shall take action to provide equivalent benefits and coverage outside such plans.

(ii)          During the Term, the Company shall pay the Consultant a monthly allowance of $6,000 to cover the cost of miscellaneous expenses, such as supplemental term life insurance in an amount equal to the Consulting Fee multiplied by twelve, annual physical examinations, home office equipment, personal financial and tax planning and automobile expenses.

(iii)         Should the Company so elect, the Consultant will cooperate in assisting the Company in obtaining a key man life insurance policy on the life of the Consultant, the beneficiary of which shall be the Company, including completing all necessary application materials and submitting to one or more physical examinations with a physician of the Company’s choice.

(iv)         To the extent the provision of benefits described in this Section 3.5 results in taxable income to the Consultant, the Company shall pay the Consultant an amount to satisfy the Consultant’s income tax obligation.  Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.

4.	Termination.

4.1          General.  Except as otherwise provided in this Section 4, following any termination of the Consultant’s Consulting Services, the Company shall pay to, provide to, or allow the retention by, the Consultant, or his estate or beneficiary, as the case may be, (i) Consulting Fees earned through the date of such termination; (ii) except in the case of a termination described in Section 4.4, any earned, but unpaid, Incentive Fee; (iii) any vested, but not forfeited, benefits on the date of such termination under the Company’s employee benefit plans in accordance with the terms of such plans; (iv) the vested portion of his long-term incentive awards (including “Restricted Stock Units” and “Options” granted under and defined within Section 3.3 of the 2008 Employment Agreement and the vested portion of his restricted stock and stock options previously granted under Section 3.3 of the 2006 Employment Agreement (the “2006 Restricted Stock” and the “2006 Options,” collectively sometimes referred to as the “2006 Equity Awards”)); and (v) benefit continuation and conversion rights to which the Consultant is entitled under the Company’s employee benefit plans and this Agreement.

4.2          Death.  In addition to those payments and benefits described in Section 4.1, if the Consultant shall die during the Term, the Term shall immediately terminate and the Consultant shall be entitled to no further payments or benefits hereunder, except:  (i) the Company shall make a lump sum cash payment to the Consultant’s estate or beneficiary, as the case may be, within two (2) months following such termination an amount equal to one (1) year of the Consulting Fees on the date of such termination; (ii) continuing receipt of the medical benefits described in Section 3.5(i) during the twenty-four (24) month period commencing on the date of such termination; (iii) any granted but unvested long-term incentive awards under FWAG’s Omnibus Incentive Plan and any unvested 2006 Options shall become vested and exercisable and shall remain so for the period commencing the date of such termination through the earlier of (Y) the second anniversary of such termination, or (Z) the original expiration date; and (iv) any granted but unvested long-term incentive awards (including Restricted Stock Units set forth in Section 3.3 of the 2008 Employment Agreement and any unvested 2006 Restricted Stock) shall become vested.

4.3          Disability.  In addition to those payments and benefits described in Section 4.1, if during the Term the Consultant shall become physically or mentally disabled (a “Disability”), whether totally or partially, such that the Consultant is unable to perform the Consultant’s principal services hereunder for a period of not less than one hundred eighty (180) consecutive days, the Company may at any time after the last day of such period (provided that such disability is continuing), by written notice to the Consultant, terminate the Term and Consultant shall be entitled to no further payments or benefits hereunder, except that the Consultant shall be entitled to receive the payments and benefits described in Section 4.2 above, less any payments made to the Consultant pursuant to a Company disability insurance plan.

4.4          For Cause.  In addition to those payments and benefits described in clauses (i), (ii), (iii) and (iv) of Section 4.1, if the Company terminates this Agreement for Cause, the Term shall terminate immediately and (i) the Consultant shall be entitled to receive no further amounts or benefits hereunder, except as required by law; (ii) all unvested long-term incentive awards shall be immediately forfeited; and (iii) all vested long-term incentive awards which are not forfeited pursuant to clause (ii) of this sentence shall be forfeited on the date which is ninety (90) days following such termination, provided, however, that, for the avoidance of doubt, such options may not be exercised on a date later than their original expiration date.  For purposes of this Agreement, “Cause” shall mean the Consultant (A) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations); (B) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his services to the Company; (C) materially breaching this Agreement which the Consultant does not cure within thirty (30) days after the Company provides written notice of such breach to the Consultant; or (D) committing a material violation of the Foster Wheeler Code of Business Conduct and Ethics.

4.5          Without Cause; For Good Reason.  In addition to those payments and benefits described in Section 4.1, if during the Term the Company terminates the Agreement without Cause or if the Consultant terminates the Agreement with Good Reason, the Term shall immediately terminate and the Consultant shall be entitled to no further payments or benefits hereunder, except:  (i) the Company shall make a lump sum cash payment to the Consultant within two (2) months following such termination equal to the sum of (a) two hundred percent (200%) of the monthly Consulting Fee on the date of such termination, multiplied by twelve (12) and (b) two hundred percent (200%) of the Consultant’s Incentive Fee at target; (ii) continuing receipt of those (or equivalent) benefits described in Section 3.5(i) during the twenty-four month period commencing on the date of such termination, provided, however, that with regard to any benefits described in Section 3.5(i) which are not health or welfare benefits, the Company shall determine, in its reasonable discretion, the value of any such benefits and pay such value in a lump sum within 30 days following such termination; (iii) any granted but unvested stock options (including Options set forth in Section 3.3 of the 2008 Employment Agreement and any unvested 2006 Options) shall become vested and exercisable and shall remain so for the period commencing the date of such termination through the earlier of (Y) the second anniversary of such termination, or (Z) the original expiration date; and (iv) any granted but unvested long-term incentive awards (including Restricted Stock Units set forth in Section 3.3 of the 2008 Employment Agreement and any unvested 2006 Restricted Stock) shall become vested.

For purposes of this Agreement, “Good Reason” shall mean a material negative change in the consulting relationship without the Consultant’s consent, as evidenced by the occurrence of any of the following:  (i) a change in the Consultant’s reporting relationship; (ii) following a “Change of Control” (as defined in Section 4.6.2), the relocation of the location at which Consulting Services are primarily performed by more than fifty (50) miles; (iii) the Company materially breaches this Agreement; or (iv) the Consultant is not timely re-nominated for election to the Board or is involuntarily removed from the Board under circumstances that would not constitute Cause or Disability hereunder.  For each event described in the definition of Good Reason set forth above, the Consultant must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure.  The parties acknowledge and agree that in exchange for the valuable consideration provided by this Agreement, the Consultant has agreed to forego exercising his right to terminate employment for good reason as a result of the relocation of FWAG’s operating headquarters from New Jersey to Switzerland and instead retire as the Chief Executive Officer of FWAG pursuant to Section 4.7 (Without Good Reason) of the 2008 Employment Agreement, effective as of May 31, 2010; provided, however, that the parties hereto agree that, upon the execution of this Agreement, the Consultant shall not be entitled to receive the lump sum cash payment described in Section 4.7 of the 2008 Employment Agreement.

The Company shall not terminate the Agreement without Cause prior to the date which is thirty (30) days following the date on which the Company provides written notice of such termination to the Consultant; provided, however, that the Consultant may waive such notice period in writing.

4.6          Change of Control.

4.6.1       In addition to those payments and benefits described in Section 4.1, if during the Term the Company terminates the Agreement without Cause or the Consultant terminates the Agreement with Good Reason, in each case within the thirteen (13) month period following a Change of Control, or if the Consultant terminates the Agreement for any reason during the thirty (30) day period commencing on the date which is twelve (12) months following a Change of Control, the Term shall immediately terminate and the Consultant shall be entitled to no further payments or benefits hereunder, except (i) the Company shall within 30 days following such termination make a lump sum cash payment to the Consultant equal to the sum of (a) three hundred percent (300%) of the monthly Consulting Fee on the date of such termination, multiplied by twelve (12) and (b) three hundred percent (300%) of the Consultant’s Incentive Fee at target; (ii) continuing receipt of those benefits described in Section 3.5(i) during the thirty-six (36) month period commencing on the date of termination provided, however, that with regard to any benefits described in Section 3.5(i) which are not health or welfare benefits, the Company shall determine, in its reasonable discretion, the value of any such benefits and pay such value in a lump sum within thirty (30) days following such termination; (iii) any granted but unvested stock options (including any unvested 2006 Options) shall become vested and exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination, or if earlier, through the remainder of the term of such awards; (iv) any granted but unvested long-term incentive awards (including Restricted Stock Units set forth in Section 3.3 of the 2008 Employment Agreement and any unvested 2006 Restricted Stock) shall become vested; and (v) the payment required, if any, pursuant to Sections 4.6.3.1-7.

4.6.2       For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of FWAG’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, or more than 20% of the aggregate voting power of all classes of common equity of FWAG, except if such Person is (w) a subsidiary of FWAG, (x) an employee benefit plan for employees of the Company or (y) a company formed to hold FWAG’s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of FWAG; or (iii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

4.6.3.1         If it shall be determined that any payment or distribution of any type to or in respect of the Consultant made directly or indirectly, by the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Internal Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Consultant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Consultant of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

4.6.3.2         All computations and determinations relevant to this Section 4.6.3 shall be made by a national accounting firm selected and reimbursed by the Company from among the five (5) largest accounting firms in the United States (the “Accounting Firm”), subject to the Consultant’s consent (not to be unreasonably withheld), which firm may be the Company’s accountants.  Such determinations shall include whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code).  In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall determine that no Gross-Up Payment is required if the Accounting Firm is able to conclude that no “Change of Control” has occurred (within the meaning of Section 280G of the Code).  If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and the Consultant by no later than ten (10) days following the termination date, if applicable, or such earlier time as is requested by the Company or the Consultant (if the Consultant reasonably believes that any of the Total Payments may be subject to the Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Consultant, it shall furnish the Consultant and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefore) and that the Consultant has substantial authority not to report any Excise Tax on his federal income tax return.

4.6.3.3         If a Gross-Up Payment is determined to be payable, it shall be paid to the Consultant within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm.  Any determination by the Accounting Firm shall be binding upon the Company and the Consultant, absent manifest error.

4.6.3.4        As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”).  In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Consultant as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Consultant.

4.6.3.5         In the case of an Overpayment, the Consultant shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Consultant shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 4.6.3, which is to make the Consultant whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in the Consultant repaying to the Company an amount which is less than the Overpayment.

4.6.3.6        The Consultant shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claim (for the sake of clarity, if the Internal Revenue Service is successful in any such claim or the Consultant reaches a final settlement with the Internal Revenue Service with respect to such claim (after having afforded the Company, at its expense, the opportunity to control the defense of such claim), the amount of the Excise Tax resulting from such successful claim or settlement shall be determinative as to whether or not there has been an Underpayment or an Overpayment for purposes of Section 4.6.3.4).

4.6.3.7        Without limiting the intent of this Section 4.6.3 to make the Consultant whole, on an after-tax basis, from the application of the Excise Taxes, all determinations by the Accounting Firm shall be made with a view to minimizing the application of Sections 280G and 4999 of the Code of any of the Total Payments, subject, however, to the following: the Accounting Firm shall make its determination on the basis of “substantial authority” (within the meaning of Section 6230 of the Code) and shall provide opinions to that effect to both the Company and the Consultant upon the request of either of them.

4.6.4       As soon as technically possible following a Change of Control, the Consultant shall receive an immediate payment in cash of the Incentive Fee for the year in which the Change of Control takes place equal to the Incentive Fee the Consultant received (or annual bonus with respect to the Consultant’s prior service as an employee of the Company) (if any) for the calendar year immediately preceding the year in which the Change of Control took place.  If it is determined, after the end of the year in which the Change of Control took place, that the amount of the Incentive Fee that is actually due to the Consultant for such year exceeds the amount paid pursuant to the preceding sentence, the excess shall be paid to the Consultant no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which this Incentive Fee is paid under this Section 4.6.4.  It is expressly agreed that the overall Incentive Fee paid for the year in which the Change of Control takes place in no event shall be lower than the Recent Incentive Fee.  For purposes of this Agreement, a “Recent Incentive Fee” shall mean a prior year’s Incentive Fee (or annual bonus with respect to the Consultant’s prior service as an employee of the Company) in cash equal to at least the highest “annual short-term incentive award” (as such terminology is defined in the Foster Wheeler Annual Executive Short-Term Incentive Plan) received by the Consultant or any comparable incentive fee or bonus under any predecessor or successor plan or any Incentive Fee received pursuant to this Agreement, including any incentive fee, bonus or portion thereof that has been awarded but deferred, for the last three full fiscal years prior to the Change of Control.  Notwithstanding anything to the contrary, in the event that during any three year look-back period above, any incentive fee or annual bonus paid and received by Consultant was paid by a Foster Wheeler affiliate other than the Company, then any such annual bonus paid by either the Company or any other Foster Wheeler affiliate during the three-year look-back period shall be deemed to be paid by the Company for purposes of this computation.

4.7          No Mitigation.          Upon termination of this Agreement, the Consultant shall be under no obligation to seek other employment or otherwise to mitigate the obligations of the Company under this Agreement.

4.8          Without Good Reason.  In addition to those payments and benefits described in Section 4.1, if during the Term the Consultant voluntarily terminates this Agreement other than for Good Reason, the exercise period set forth in Section 5(e)(ii) of the Employee Nonqualified Stock Option Agreement issued to the Consultant pursuant to Section 3.3.2 of the 2008 Employment Agreement (the “Option Agreement”), shall allow the Consultant to exercise any vested Options through the fifth anniversary of the grant date and to exercise the vested portion of the 2006 Option through August 11, 2011.  The Consultant shall not voluntarily terminate this Agreement without Good Reason prior to the date which is thirty (30) days following the date on which the Consultant provides written notice of such termination to the Company; provided, however, that the Company may waive such notice period in writing.

4.9          Extension for Securities Laws Restrictions.  In the event that on the last date on which a stock option (including an Option or any 2006 Options as such terms are defined in the 2008 Employment Agreement) may be exercised under the 2008 Employment Agreement or the applicable option agreement, or on the last date on which Restricted Stock Units or any 2006 Restricted Stock may be sold by the Consultant under Section 4.4 of the 2008 Employment Agreement, applicable law would preclude the Consultant from exercising or selling such equity award, then the expiration of the applicable exercise and sale periods under this Agreement and the applicable option agreement shall be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the equity award would first no longer violate applicable laws.  For the purpose of this Section 4.9, applicable law shall be deemed to so preclude the Consultant if, among other things, his legal counsel has advised him or the Company in writing that he is so precluded.

4.10        Health Benefits.  With regard to any continuation of medical and dental benefits (i.e., health benefits) provided under this Section 4, for each month during the 24-month or 36-month (as applicable) continuation period following the Agreement termination date, (i) the Company shall make a cash payment each month equal to the full monthly premium for such medical and dental benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) the Consultant (or his Estate or beneficiaries, as the case may be) shall remit monthly premiums each month for the full cost of any such medical and dental benefits.

5.	Protection of Confidential Information: Non-Competition.

5.1          The Consultant acknowledges that the Consultant’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Consultant’s work for the Company will give the Consultant access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company.  Accordingly, the Consultant agrees:

5.1.1       except in the course of performing the Consultant’s duties provided for in Section 1.1, not at any time, whether before, during or after the Consultant’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Consultant concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets.  The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial.  In the event that the Consultant is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Consultant will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure.  The Consultant acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

5.1.2       to deliver promptly to the Company on termination of the Agreement, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Consultant may then possess or have under the Consultant’s control.

5.2          In consideration of the Company entering into this Agreement, the Consultant agrees that at all times during the Term and thereafter until (i) the second anniversary of the date of termination of the Term if the Company terminates the Agreement without Cause or if the Consultant terminates the Agreement with Good Reason (in each case, whether or not in connection with a Change of Control), and (ii) the first anniversary of the date of the termination of the Term for any other reason, the Consultant shall not, directly or indirectly, for himself or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

5.2.1       provide services to a “Competitor” (as defined below), as an officer, director, shareholder (excluding any such shareholding by the Consultant of no more than 5% of the shares of a publicly-traded company), owner, partner, joint venturer, or in any other capacity, whether as an executive, independent contractor, consultant, advisor, or sales representative; or

5.2.2       call upon any Person who is or that is, at such date of termination, engaged in activity on behalf of the Company or any affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such affiliate.

For purposes of this Agreement, “Competitor” means, on any date, a person or entity that is primarily engaged in a material line of business conducted by FWAG.

5.3          If the Consultant commits a breach of any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and, if the Consultant attempts or threatens to commit a breach of any of the provisions of Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Consultant committing the attempted or threatened breach, it being agreed that each of such rights and remedies shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4          If any of the covenants contained in Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5          The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Consultant is in violation of Section 5.2.

5.6          If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

5.7         The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants.  In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

6.	Inventions and Patents.

6.1         The Consultant agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Consultant’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  The Consultant shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Consultant’s inventorship.

6.2          The Consultant agrees that the Consultant will not assert any rights to any Invention as having been made or acquired by the Consultant prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.	Intellectual Property.

Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Consultant’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Consultant may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Consultant (or anyone claiming under the Consultant) of any kind or character whatsoever (other than the Consultant’s right to receive payments hereunder), the Consultant shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.	Indemnification.

In addition to any rights to indemnification to which the Consultant is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Consultant at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Consultant’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Consultant may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Consultant while he was an officer, director, employee or consultant of the Company or of any subsidiary or affiliate of the Company.  The Company shall maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 8.

9.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Foster Wheeler Inc.
Perryville Corporate Park
Clinton, NJ  08809-4000
Attention:  General Counsel

If to the Consultant, to the Consultant’s principal residence as reflected in the records of the Company.

10.	General.

10.1        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.

10.2         The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3        Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4        Other than as expressly set forth in this Agreement, nothing in this Agreement shall prevent or limit the Consultant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which the Consultant may qualify, nor, shall anything herein limit or otherwise affect such rights as the Consultant may have under any other contract or agreement with the Company or its affiliates.  For avoidance of doubt, it is agreed and understood that this Agreement shall not supersede or otherwise adversely affect any stock option, restricted stock or other form of equity grant or award provided to the Consultant prior to the Effective Date, or any indemnification agreement heretofore entered into between the Company and the Consultant.  Amounts which are vested benefits or which the Consultant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Company’s affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Consultant receives payments and benefits pursuant to this Agreement in connection with the termination of the Agreement, the Consultant shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates, unless specifically provided therein in a specific reference to this Agreement.

10.5         The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Consultant or others.  The Company agrees to pay as incurred (within ten days following the Company’s receipt of an invoice from the Consultant, which invoice the Consultant must submit to the Company not later than March 1 of the year following the year in which the expenses were incurred), to the full extent permitted by law, all legal fees and expenses which the Consultant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Consultant or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Consultant about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

10.6         This Agreement, and the Consultant’s rights and obligations hereunder, may not be assigned by the Consultant, nor may the Consultant pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.  The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Consultant’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.7         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

10.8         This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the Party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.9         This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

10.10      (i) Notwithstanding any provision in this Agreement to the contrary, if the Consultant is a “specified employee,” as defined and applied in Section 409A of the Code, as of the date Consulting Services terminate, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, he shall not be entitled to any payments until the earlier of: (i) the first day following the sixth-month anniversary of the termination of the Term, or (ii) the Consultant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate as soon as administratively practicable following the sixth-month anniversary of the termination of the Term.  For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment” for purposes of Section 409A of the Code. In addition, for purposes of Section 409A of the Code, the cash payments to facilitate post-termination medical and health coverage described in Article 4 shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Consultant’s termination date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

    (ii) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Consultant’s consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  This Section does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A of the Code.

10.11      The Consultant agrees that Foster Wheeler’s Share Ownership Guidelines, adopted and effective November 6, 2006, and as the same may be amended from time to time, apply to the 2006 Equity Awards, the Restricted Stock Units, and the Options (as well as any shares resulting from the exercise of options), notwithstanding any provision in the Guidelines to the contrary.

11.	Dispute Resolution.

Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Consultant’s employment by the Company shall be settled by arbitration with three arbitrators.  The arbitration will be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Mediation Procedures.  The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location.  In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey.  Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder.  The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

12.	Free to Contract.

The Consultant represents and warrants to the Company that he is able freely to accept engagement by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent him from entering into this Agreement, would prevent him or restrict him in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Consultant of his duties hereunder.

13.	Subsidiaries and Affiliates.

As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

14.	Nature of Relationship.

14.1         Generally.  It is expressly acknowledged and agreed that, in performing any Consulting Services pursuant to this Agreement, the Consultant shall be an independent contractor to the Company and the Consultant shall not be considered as having employee or agent status with respect to the Company or any of its subsidiaries or affiliates for any purpose.  Accordingly, the Company shall not supervise, control or direct the manner or means by which the Consultant performs the Consulting Services, and Consultant shall have no authority to contractually bind the Company without the Company’s express written consent.

14.2         Taxes.  The Consultant shall be solely responsible for payment of all Federal, state and local taxes imposed on the Consultant as a result of the Consultant’s performance of the Consulting Services or receipt of the Consulting Compensation described in Section 3, above, including by way of illustration but not limitation, Federal, state and local income taxes, Social Security taxes or social insurance obligations and any other taxes or business license fees required to be paid by the Consultant by applicable law.  The Company shall not carry workers’ compensation insurance nor pay any amounts on account of the Consultant for purposes of Social Security or social insurance, unemployment insurance, or Federal, state or local withholding and employment taxes.

14.3        Indemnification.  The Consultant agrees to indemnify and hold harmless the Company and its subsidiaries and affiliates, and their respective directors, officers and employees (“Company Indemnified Parties”), from and against any taxes, penalties, interest, liabilities, costs or expenses (including, without limitation, reasonable attorney’s fees and disbursements) incurred by Company Indemnified Parties arising out of or related to the Consultant’s material breach of his obligations under Section 14.2 hereof.  The Consultant agrees to reimburse the Company and its subsidiaries and affiliates for any amounts that the Internal Revenue Service and/or any state or local tax authority claims should have been withheld by the Company from monies paid to the Consultant in accordance with this Agreement or as a result of the reclassification of the Consultant as an employee of the Company or its subsidiaries or affiliates or a determination that the Company or any of its subsidiaries or affiliates shall be considered the employer of the Consultant for any purpose.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOSTER WHEELER INC.

By:	/s Steven J. Demetriou

Name: Steven J. Demetriou

Title: Chairman, Compensation Committee, Foster Wheeler AG

/s/ Raymond J. Milchovich
Raymond J. Milchovich

ANNEX 1

Consultant shall provide the Company with assistance in the transition of the Consultant’s duties and responsibilities and such other business consulting services as the Board or the CEO may request, from time to time.